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                                          EXHIBIT 99
                                          NEWS RELEASE


          RECORD AUTOMOTIVE SHIPMENTS BOLSTER
  AK STEEL'S 1996 FOURTH QUARTER AND FULL YEAR RESULTS


MIDDLETOWN, OH, January 22, 1997 -- AK Steel (NYSE:
AKS) reported earnings of $30.7 million, or $0.99 per fully diluted share of common stock, on record shipments of nearly 1,165,000 tons for the fourth quarter of 1996. The company reported operating profit of $55.6 million, or $48 per ton shipped for the fourth quarter of 1996.

   The company shipped a record of 489,000 tons to automotive customers in the quarter, capping a year in which AK Steel's automotive shipments increased 17% to nearly 1.9 million tons compared to 1.6 million tons in 1995. Sales for the quarter were a record $608.2 million.

1996 Full-Year Results

   For the full year 1996, AK Steel earned $145.9 million, or $4.70 per fully diluted share of common stock, on record shipments of nearly 4.4 million tons.
Operating profit for 1996 was $264.5 million, or $60 per ton shipped. Total shipments for 1996 were more than 8% higher than the 4.1 million tons shipped in 1995. Sales for 1996 were in excess of $2.3 billion.

   "Our shareholders benefited in 1996 from continuing strong operating, commercial and financial performance," said Thomas C. Graham, chairman. "The capital investments made in our Middletown and Ashland operations have paid handsome returns, enabling AK
Steel to significantly increase the production of value-added coated products, especially for the automotive market. As a result of the company's sustained performance, stockholders were also rewarded in 1996 with a 33% increase in the common stock dividend," he said.

   Richard M. Wardrop, Jr., president and chief executive officer, said the company anticipates a continuation of the demand in 1997 for AK Steel's products.

   "All indications from our key markets foretell 1997 as another strong year," he said. "We also enter the year embarking upon a tremendous plan for growth with the start of construction of our state-of-the-art finishing facility in Rockport, Indiana."

   The company announced November 21 its plan to construct a 1.8 million ton per year carbon and stainless steel finishing complex to supply flat-rolled sheet steel to automotive, appliance, food and chemical processing and other value-added markets.
Construction is expected to begin later this month with the first unit scheduled to be at full capacity by December 1998.

Common Stock and Preferred Dividends Declared

   The company said its board of directors declared a regular quarterly common stock dividend of $0.20 per share, payable on February 17, 1997, to shareholders of record on February 5, 1997. The board also declared a regular quarterly dividend of $0.538125 per share on its mandatorily convertible preferred stock, payable April 15, 1997, to shareholders of record on March 14, 1997.

   AK Steel produces carbon flat-rolled steel for automotive, appliance, construction and manufacturing markets and employs about 5,800 people.

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       AK Steel Statements of Income & Per Share Data
            ($ Millions except per share data)

                       Three Months Ended  Twelve Months Ended
                           December 31,       December 31,
                         1996      1995     1996      1995
                         ----      ----     ----      ----

Shipments (000 tons)     1,165     951      4,383     4,051

Net Sales                $608.2    $526.7   $2,301.8  $2,257.3

Cost of Products Sold    505.2     418.6    1,846.5   1,768.1

Selling and Admin.
 Expense                  30.0      30.3      114.7     116.5

Depreciation              17.4      16.8       76.1      74.6
                         -----     -----     ------    ------

Total Operating Costs    552.6     465.7    2,037.3   1,959.2

Operating Profit          55.6      61.0      264.5     298.1

Interest Expense          11.4       9.0       39.8      35.6
Other Income               3.9       5.0       12.3      19.0
                         -----     -----     ------    ------

Income Before Income
 Taxes                    48.1      57.0      237.0    281.5
Income Tax Provision      17.4       2.3       91.1     12.9
                         -----     -----     ------    ------

Net Income                30.7      54.7      145.9    268.6
Less Preferred Stock
 Dividends                 2.6       3.2       11.1     15.3
                         -----     -----     ------    ------

Net Income Applicable
 to Common Stock        $28.1      $51.5     $134.8    $253.3

                           Earnings Per Share Data


Three Months Ended December 31,

                             1996                    1995
                         -----------------       ----------------
                                    Fully                 Fully
                         Primary   Diluted       Primary  Diluted
                         -------   -------       -------  -------

Earnings Per Share       $ 1.05    $ 0.99        $ 1.20   $ 1.08
Weighted Average Shares
   Outstanding (000)     26,702    30,901        26,645   32,582


Twelve Months Ended
   December 31,
                             1996                    1995
                         ----------------        ----------------
                                    Fully                   Fully
                         Primary  Diluted        Primary  Diluted
                         -------  -------        -------  -------

Earnings Per Share       $ 5.07   $ 4.70         $ 5.97   $ 5.26
Weighted Average Shares
   Outstanding (000)     26,593   31,077         26,515   32,988

--------------------
Primary and fully diluted earnings per share for the three months and twelve months ended December 31, 1995 have been adjusted to reflect a constant 38.4% book tax rate for more valid comparisons to current earnings.


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